UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐  Soliciting Material Pursuant to Rule 14a-12

Power REIT

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

Edward P. Gilbert
Partner
212-735-8675
egilbert@morrisoncohen.com

May 14, 2012

Via Federal Express

Dennis C. O’Rourke, Esq.

Moritt Hock & Hamroff LLP

400 Garden City Plaza

Garden City, New York 11530

Re:	Power REIT

Dear Mr. O’Rourke:

This firm is counsel to Power REIT (“Company” or “Trust”). We understand that you are counsel to Mr. Paul M. Dorsey in regard to the proxy materials relating to the 2012 annual meeting of Power REIT filed by Paul M. Dorsey, Andrew M. Wasco, Joseph M. Vrankin and Joyce Johnson-Miller (the “Dorsey Group”) with the U.S. Securities and Exchange Commission on April 30, 2012 and on dates thereafter.

As you know or should know from a review of the SEC’s EDGAR web pages and the materials mailed by Power REIT to Mr. Dorsey as a shareholder:

•	The Company filed definitive proxy materials on April 30, 2012, prior to the preliminary filing of the first Dorsey Group materials that same day. We note that, in the SEC’s EDGAR pages, the Company’s filing is marked “Accepted 2012-04-30 14:04:34” and the Dorsey Group’s filing is marked “Accepted 2012-04-30 15:10:52”.

•	The Company’s filing included a white proxy card. The Dorsey Group’s filing included a proxy card that had stated on it “[WHITE PROXY CARD]”.

•	The Dorsey Group thereafter filed an additional set of materials as preliminary proxy materials and a further set as definitive proxy materials. In neither case did they change their proxy card to a color different than white.

•	The Company’s proxy materials were mailed to shareholders starting on April 30, 2012. To our knowledge, there has been no mailing of the Dorsey Group’s proxy materials to shareholders, although that may be imminent.

SEC Rule 14a-9 states in relevant part that:

“(a)     No solicitation subject to this regulation shall be made by means of any proxy statement, form of proxy, notice of meeting or other communication, written or oral, containing any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading. . . .

909 Third Avenue, New York, NY 10022-4784 • p:212.735.8600 • f:212.735.8708 • www.morrisoncohen.com

Dennis C. O’Rourke, Esq.

May 14, 2012

Note. The following are some examples of what, depending upon particular facts and circumstances, may be misleading within the meaning of this section: . . .

c. Failure to so identify a proxy statement, form of proxy and other soliciting material as to clearly distinguish it from the soliciting material of any other person or persons soliciting for the same meeting or subject matter.” (emphasis supplied)

We understand it is SEC policy that, in a situation with conflicting proxies, the first person to mail a proxy card gets the proxy card color they choose, and later persons must use other color cards, and for later persons to use the same color cards as the first person to mail is misleading because it has the potential to confuse shareholders.

Based on the foregoing, consistent with SEC policy, the Dorsey Group is required to change the color of the proxy card in its proxy materials if the Dorsey Group is to avoid violations of Rule 14a-9, other relevant SEC rules and SEC policy, and if it is to avoid confusing Power REIT shareholders. We write to inform you that, in the event of any possibility of the Dorsey Group misleading shareholders or disseminating confusingly colored proxy cards, Power REIT reserves all rights it has at law and in equity to ensure the proper solicitation of proxies and votes and election of Power REIT trustees.

In addition, Power REIT will not be inclined to refrain from pursuing its rights against members of the Dorsey Group and any other culpable individuals with respect to the many actionable statements in the Dorsey proxy materials, above and beyond the misleading choice of white for the Dorsey proxy card. This letter is notice that Power REIT reserves its right to pursue claims for defamation and other torts against the individual filing persons of the Dorsey Group. See also the letter of my partner, Richard Baumann, dated May 10, 2012, to members of the Dorsey Group, which was cc’d to you.

Nothing contained herein shall constitute a waiver of any rights which Power REIT has at law and in equity, all of which are expressly reserved.

Very truly yours,

/s/ Edward P. Gilbert

Edward P. Gilbert

cc:	Mr. David Lesser
Richard Baumann, Esq.